Form 10-K, Exhibit 13
period 2012-12-31
Ortus Currency FuturesAccess LLC
filed 2013-03-27
CIK 1535147

Exhibit 13.01

ORTUS CURRENCY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the year ended December 31, 2012 and Report of Independent Registered Public Accounting Firm

ORTUS CURRENCY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of Ortus Currency FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Ortus Currency FuturesAccess LLC (the “Fund”) at December 31, 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ORTUS CURRENCY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2012

ASSETS:
Investment in Ortus Currency GWIM-AI Master Fund Ltd	$23,611,477
Receivable from Ortus Currency GWIM-AI Master Fund Ltd	387,492
Cash	48,235
Other assets	100,000

TOTAL ASSETS	$24,147,204

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	$17,488
Redemptions payable	387,492
Other liabilities	126,781

Total liabilities	531,761

MEMBERS’ CAPITAL:
Members’ Interest (29,305,443 Units)	23,615,443
Total members’ capital	23,615,443

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$24,147,204

NET ASSET VALUE PER UNIT:
(Based on 29,305,443 Units outstanding, unlimited Units authorized)
Class A	$0.7842
Class C	$0.7694
Class D	$0.8635
Class I	$0.7874
Class Z	$0.7960

See notes to financial statements.

ORTUS CURRENCY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

NET INVESTMENT INCOME (LOSS) ALLOCATED FROM ORTUS CURRENCY GWIM-AI MASTER FUND LTD:

Management fees	$(405,678)
Interest income	8,348
Other	(199,442)

Total net investment income (loss) allocated from Ortus Currency GWIM-AI Master Fund Ltd	(596,772)

FUND EXPENSES:
Sponsor fees	143,893
Other	427,141
Total Fund expenses	571,034

NET INVESTMENT INCOME PROFIT (LOSS)	(1,167,806)

REALIZED AND UNREALIZED PROFIT (LOSS) ON INVESTMENTS ALLOCATED FROM ORTUS CURRENCY GWIM-AI MASTER FUND LTD:
Realized, net	(1,873,862)
Change in unrealized, net	(2,088,689)
Brokerage commissions	(70,324)
Net profit (loss) from derivative contracts (net of brokerage commissions on futures contracts of $70,324)	(4,032,875)

NET PROFIT (LOSS)	$(5,200,681)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	2,754,585
Class C*	3,766,152
Class D**	3,959,931
Class I	3,213,971
Class Z	9,846,497

Net income (loss) per weighted average Unit
Class A	$(0.2338)
Class C*	$(0.2215)
Class D**	$(0.2749)
Class I	$(0.2931)
Class Z	$(0.1718)

*Units issued on February 1, 2012.

**Units issued on April 1, 2012.

See notes to financial statements.

ORTUS CURRENCY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2012

Class A	151,125	4,392,288	(478,092)	4,065,321
Class C*	400,000	5,064,729	(765,353)	4,699,376
Class D**	1,000,000	6,760,826	—	7,760,826
Class I	260,000	7,301,067	(255,669)	7,305,398
Class Z	14,100,000	—	(8,625,478)	5,474,522

Total Members’ Units	15,911,125	23,518,910	(10,124,592)	29,305,443

*Units issued on February 1, 2012.

**Units issued on April 1, 2012.

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2012
Class A	$151,125	$4,101,370	$(420,336)	$(643,962)	$3,188,197
Class C*	400,000	4,683,487	(633,412)	(834,152)	3,615,923
Class D**	1,000,000	6,790,000	—	(1,088,657)	6,701,343
Class I	260,000	6,651,981	(218,091)	(941,871)	5,752,019
Class Z	14,100,000	—	(8,050,000)	(1,692,039)	4,357,961

Total Members’ Capital	$15,911,125	$22,226,838	$(9,321,839)	$(5,200,681)	$23,615,443

*Units issued on February 1, 2012.

**Units issued on April 1, 2012.

See notes to financial statements.

ORTUS CURRENCY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C*	Class D**	Class I	Class Z
Per Unit Operating Performance:
Net asset value at time of offer	$1.0000	$1.0000	$1.0000	$1.0000	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.1526)	(0.1695)	(0.0980)	(0.1530)	(0.1541)
Brokerage commissions	(0.0032)	(0.0028)	(0.0025)	(0.0032)	(0.0032)
Interest Income, net	0.0003	0.0003	0.0003	0.0003	0.0003
Expenses	(0.0603)	(0.0586)	(0.0363)	(0.0567)	(0.0470)

Net asset value, end of year	$0.7842	$0.7694	$0.8635	$0.7874	$0.7960

Total Return: (b)

Total return before Performance fees	-21.57%	-23.30%	-13.65%	-21.26%	-20.39%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-21.57%	-23.30%	-13.65%	-21.26%	-20.39%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	6.53%	7.47%	4.93%	6.13%	5.04%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	6.53%	7.47%	4.93%	6.13%	5.04%

Net investment income (loss)	-6.49%	-7.43%	-4.88%	-6.10%	-5.00%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized. The ratios include amounts allocated from the Master Fund.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

*Units issued on February 1, 2012.

**Units issued on April 1, 2012.

See notes to financial statements.

ORTUS CURRENCY FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Ortus Currency FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess SM Program (the “ FuturesAccess”) Fund, was organized under the Delaware Limited Liability Company Act on September 12, 2011 and commenced trading activities on January 1, 2012. The Fund is part of a master-feeder structure that will invest substantially all of its assets through Ortus Currency GWIM-AI Master Fund Ltd. (the “Master Fund”), which has the same investment objective as the Fund.  At December 31, 2012 the Fund owns 63% of the Master Fund.  The Master Fund initially will implement trading currency spot and forward contracts (“F/X”) but may utilize currency futures contracts or other instruments in the future. Ortus Capital Management Limited (“OCM” or “trading advisor”) is the trading advisor of the Master Fund.  The financial statements of the Master Fund are attached to this report and should be read in conjunction with this report.

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. UBS AG is the primary foreign exchange (“F/X”) prime broker for the Master Fund.  The Sponsor may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Merrill Lynch International Bank Ltd. (“MLIB”).  MLIB, which previously acted as primary F/X prime broker for the Master Fund, will act as back-up F/X prime broker for the Master Fund. The Sponsor expects that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) will act as the exclusive futures clearing broker for the Master Fund in the event the Master Fund trades futures, although the Sponsor may select other parties as clearing broker(s).  MLPF&S and MLIB are BAC affiliates.

The Fund offers four Classes of Units:  Class A, Class C, Class D, Class I.  Each Class of Units was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Share.  The Fund issued Class Z Units to BAC in connection with BAC providing seed capital. The five Classes of Units except for Class D and Class Z are subject to different Sponsor fees.  Class D Units and Class Z Units do not pay sponsor fees. Class Z Units were opened specifically for seed capital from BAC.  The Class Z Units do not influence the target investment allocation of the investors unaffiliated with MLAI nor have a voting interest.  New subscriptions to the Fund will be used to redeem the seed capital on a monthly basis, without regard to the Fund’s liquidity calendar or “lock-up” provisions until the seed capital has been fully redeemed.  The redemption schedule for seed capital is designed to provide transparency both to Investors and to OCM, as well as to avoid any apparent conflict involving the redemption of seed capital from the Fund while MLAI is actively marketing the Fund to clients.

FuturesAccess is a group of commodity pools sponsored by MLAI (each pool is a “FuturesAccess Fund” or collectively, “FuturesAccess Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each FuturesAccess Fund is generally similar in terms of fees, although redemption terms vary among FuturesAccess Funds.  Each of the FuturesAccess Funds implements a different trading strategy.

FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC. Investors in FuturesAccess can select, allocate and reallocate capital among different FuturesAccess Funds, each advised by either a single trading advisor or by the Sponsor which then allocates capital among multiple commodity trading advisors. Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, BAC or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Initial Offering and Organizational Costs

Organization and Offering costs are amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance. Initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

The Fund records its proportionate share of the Master Fund’s investment income and trading profits and losses.  Trading profits and losses include net realized, net change in unrealized and brokerage commissions.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions paid to MLPF&S up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C, Class DS, Class DT and Class Z Units are not subject to any sales commissions.

In addition, the Fund also records its proportionate share of the Master Fund’s expenses.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current period.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2012, although the Fund has not yet made any tax filings related to 2012.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the period ended December 31, 2012.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three calendar days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange any or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon thirty eight calendar days’ notice (“notice period”).

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the private placement memorandum, which include but are not limited to the following:

a)       Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

b)       Any event which would make unlawful the continued existence of this Fund.

c)        Determination by MLAI to liquidate or withdraw from the Fund.

d)       Withdrawal of the Sponsor.

2.                      VALUATION OF INVESTMENT IN THE MASTER FUND

The Fund records its investment in the Master Fund at fair value.  Valuation of investments held by the Master Fund, including, but not limited to the valuation techniques used and classification within the fair value hierarchy of investments, are discussed in the notes to the Master Fund financial statements included in this report.

3.                      RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Registrar and Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Registrar and Transfer Agent perform the transfer agent and investor services functions for the Fund.  The agreement with the Registrar and Transfer Agent calls for a fee to be paid based on the collective net asset of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets.  MLAI allocates the Registrar and Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets and the fee is payable monthly in arrears.  The Registrar and Transfer Agent fee, which ranged between 0.018% and 0.02% of aggregate asset level, allocated to the Fund for the period ended December 31, 2012 amounted to $3,854 of which $1,064 was payable to the Transfer Agent as of December 31, 2012.

The Fund charges Sponsor Fees on the month-end net assets after all other charges. There is not a Sponsor Fee charged at the Master Fund level. The Fund’s Class A Shares and Class I Shares pay MLAI a Sponsor Fee of 1/12 of 1.5% and 1/12 of 1.1%, respectively, of their month-end net asset value.  Class C Shares pay MLAI a monthly Sponsor Fee of 1/12 of 2.5% of their month-end net asset value.  Class D Shares and Class Z Shares pay no Sponsor Fee. Net asset value, for purposes of calculating the Sponsor Fees, is calculated prior to reduction for the Sponsor’s Fee being calculated.

Brokerage Commissions and Sponsor fees as presented on the Statement of Operations are all received from or paid to related parties.

4.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the period ended December 31, 2012 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

5.                    RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides for disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Fund is currently assessing the impact of this update on its financial statements.

6.                    MARKET AND CREDIT RISKS

The Fund is affected by the market and credit risks to which the Master Fund is subject.  These risks are discussed in the notes to the Master Fund financial statements included in this report.

Indemnifications

In the normal course of business the Fund has entered, or may in the future enter, into agreements, that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

7.                    SUBSEQUENT EVENT

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

Ortus Currency FuturesAccess LLC